AGREEMENT AND PLAN OF MERGER

                           BY AND AMONG

                  WIZZARD SOFTWARE CORPORATION,
                    WIZZARD ACQUISITION CORP.,
          WEBMAYHEM, INC. (d/b/a LIBERATED SYNDICATION),
               DAVID J. CHEKAN, MATTHEW T. HOOPES,
                DAVID MANSUETO and MARTIN MULLIGAN


                       February  27, 2007

                   AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of February____, 2007, by and among WIZZARD SOFTWARE CORPORATION, a Colorado corporation ("Parent"); WIZZARD ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"); WEBMAYHEM, INC., a Pennsylvania corporation doing business as LIBERATED SYNDICATION (the "Company"), and DAVID J. CHEKAN, MATTHEW T. HOOPES, DAVID MANSUETO and MARTIN MULLIGAN (collectively, the "Company Principal Shareholders").

     WHEREAS, the Company is engaged in the podcasting business (the
"Business");

     WHEREAS, the Parent and the Company have executed a Letter of Intent by which the Company was to have merged with and into Merger Subsidiary, with Merger Subsidiary to be the surviving entity;

     WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company, and the shareholders of Merger Subsidiary and the Company, believe it would be preferable to merge Merger Subsidiary into the Company, and have approved the merger of the Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, (i) all of the outstanding securities of the Company; and (ii) all of the cash proceeds and Parent common stock to be paid as consideration at Closing for such Company common stock, shall be held in escrow pending the Closing of the transactions contemplated by this Agreement pursuant to the terms of an escrow agreement to be executed by the parties substantially in the form attached as Exhibit "A" hereto (the "Escrow Agreement" ); and

     WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                            ARTICLE I
                 THE MERGER; CONVERSION OF SHARES

          1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Merger Subsidiary will be merged with and into the Company in accordance with the provisions of the Pennsylvania Consolidated Statutes (the "Pennsylvania Code"), whereupon the separate corporate existence of the Merger Subsidiary will cease, and the Company will continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as more fully described in the Pennsylvania Code.

          1.2. Effective Time. As soon as practicable after each of the conditions set forth in Article VI and Article VII has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the Commonwealth of Pennsylvania, Articles of Merger for the Merger, which Articles of Merger will be in the form required by and executed in accordance with the applicable provisions of the Pennsylvania Code. The Merger will become effective at the time such filing is made or, if agreed to by Parent, Merger Subsidiary and the Company, such later time or date set forth in the Articles of Merger (the "Effective Time").

          1.3. Closing.

               (a) Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article IX hereof, the closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which will be no later than March 14, 2007 (the "Termination Date"); provided, however, that all of the conditions provided for in Articles VI and VII hereof shall have been satisfied or waived by such date. The Closing will be held at the offices of Burningham & Burningham, Suite 205, 455 East 500 South Street, Salt Lake City, Utah 84111, or such other place as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to have been taken simultaneously.

               (b) At the Closing, Parent shall issue and exchange with the Company's shareholders as identified on Exhibit B attached hereto (the "Company Shareholders") as consideration for all shares of Company Common Stock (as defined in Section (1.4(a)), a total of 5,326,320 "restricted" shares of Parent Common Stock (as defined in Section (1.4(a)) and cash in the amount of $250,000 (the "Closing Date Payment" as defined in Section 1.4(a)). The Closing Date Payment shall be prorated among the Company Shareholders as indicated on Exhibit "B" hereto. The shares of Parent Common Stock referenced in this Agreement and exchangeable with the Company Shareholders shall be "restricted securities" as defined in Rule 144 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended and shall be subject to the restrictions on transfer set forth in a Lock-Up/Leak-Out Agreement signed by each Company Shareholder in the form attached as "Exhibit D" hereto (the "Lock-Up/Leak-Out Agreement"). Parent shall assume no Company debt owed to the Company Shareholders. Upon execution of this Agreement, Parent shall cause the Closing Date Payment and shares of Parent Common Stock issuable as additional consideration pursuant to Section 1.3(c) to be deposited into an escrow account in accordance with the terms of the Escrow Agreement.

               (c) Additional Consideration. As further consideration for the Merger, Parent shall provide the following additional consideration to the Company Stockholders:

                     (i) On that date which is six (6) months after the Closing Date, Parent shall pay the Company Shareholders a total of $100,000 in cash, prorated as indicated on Exhibit "B" attached hereto.

                     (ii) Parent shall issue and deliver a total of 713,150 additional "restricted" shares of Parent Common Stock to the Company Shareholders, in the pro rata amounts indicated on Exhibit "B" attached hereto if, in December 2007, both (A) the Surviving Corporation's Podcast Media File Downloads are greater than 66,546,810 and (B) the number of Unique IP Addresses requesting those Podcast Media File Downloads is at least 5,745,067 ("Milestone No. 1"). To protect Parent from any unusual spikes in downloads in December 2007, if both the number of monthly Podcast Media File Downloads and the number of Unique IP Addresses have reached the amounts stated above in December 2007, then they must have achieved at least the levels stated above in November 2007 in order for Milestone No. 1 to be achieved. If the increased level for Podcast Media File Downloads and Unique IP Addresses stated above was not previously achieved in November 2007, then both the number of monthly Podcast Media File Downloads and the number of Unique IP Addresses must remain at or above these levels during January 2008 in order for Milestone No. 1 to be achieved. For purposes of determining whether the Podcast Media File Downloads element of Milestone No. 1 has been achieved, the parties shall use the Surviving Corporation's web logs collecting requests from the entire Libsyn media delivery network (including both the libsyn.com and libsynpro.com media delivery systems) to count all requests for media files received by the Surviving Corporation. The parties shall utilize the processing of the web logs for purposes of calculating the number of Unique IP Addresses requesting media files by filtering the web logs to include only one request per IP address.

                     (iii) Parent shall issue and deliver a total of 2,281,580 additional "restricted" shares of Parent Common Stock to the Company Shareholders, in the pro rata amounts indicated on Exhibit "B" attached hereto, once both (A) the Surviving Corporation's gross revenues equal or exceed five million dollars ($5,000,000) and (B) the Surviving Corporation's EBITDA equals or exceeds one and one-half million dollars ($1,500,000) calculated from the first anniversary of the Closing Date through the second anniversary of the Closing Date ("Milestone No. 2") provided that, in the event Milestone No. 2 is not satisfied during such period, then Milestone No. 2 will be deemed satisfied if its requirements are met during the period beginning on the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date in which case the additional shares of Parent Common Stock shall be due to the Company Shareholders fifteen
(15) days after the beginning of the calendar month after the month in which the Surviving Corporation meets these requirements.

                     (iv)     Parent shall issue and deliver a total of
2,281,580 additional   "restricted"  shares of Parent Common Stock to the
Company Shareholders, in the pro rata amounts indicated on Exhibit "B" attached hereto, once both (A) the Surviving Corporation's gross revenues equal or exceed fifteen million dollars ($15,000,000) and the Surviving Corporation's EBITDA equals or exceeds five million dollars ($5,000,000) calculated from the second anniversary of the Closing Date through the third anniversary of the Closing Date ("Milestone No. 3", collectively with Milestone No. 1 and Milestone No. 2, the "Milestones").

               (d) Notice and Payment Procedures for Additional Consideration. When the Company Shareholders believe that the Surviving Corporation has satisfied the requirements of a Milestone, the Surviving Corporation shall send a written notice to Parent indicating how the Milestone has been satisfied and attaching (i) a calculation of Podcast Media File Downloads and Unique IP Addresses (with supporting documentation for each calculation) with regards to Milestone No. 1 and (ii) financial statements of the Surviving Corporation and calculations of EBITDA and gross revenues with regards to Milestones No. 2 and No. 3, evidencing satisfaction of the relevant Milestone (the "Milestone Satisfaction Notice"). Parent shall issue the shares of Parent Common Stock constituting the additional consideration associated with the satisfaction of each Milestone to the Company Shareholders based on the financial statements of the Surviving Corporation prepared in accordance with GAAP for the measurement of each Milestone. The Surviving Corporation shall not be obligated to audit such financial statements unless so instructed by Parent. These financial statements shall be used to calculate gross revenues and EBITDA for the applicable measurement period in which the Company Shareholders believe that the Surviving Corporation has satisfied the requirements of a Milestone and, accordingly, net income derived from such financial statements shall be adjusted to exclude each of the items set forth in the definition of EBITDA. Any fees related to the audit of such financial statements performed pursuant to Parent's instruction shall be borne by Parent and shall not be deemed an expense of the Surviving Corporation for purposes of satisfying any of the Milestones or otherwise.

               (e) Automatic Vesting Upon Sale of Surviving Corporation or Parent. In the event that Parent sells (i) at least a majority of the capital stock or substantially all of the assets of the Surviving Corporation or (ii) at least a majority of the capital stock or all or substantially all of the assets of Parent at any time before any of the Milestones have been satisfied then, without any further action on the part of the Surviving Corporation or the Company Shareholders, all Milestones that remain eligible to be satisfied shall automatically be deemed satisfied and all additional consideration related to such Milestones shall immediately be due and payable to the Company Shareholders and shall be issued to them. In addition, the Company Shareholders shall be released from all remaining obligations under the Lock-Up/Leakout Agreement. In addition, all obligations of Parent set forth in this Agreement or the Transaction Documents shall be binding on any third party who purchases at least a majority of the capital stock or substantially all of the assets of the Surviving Corporation or Parent.

               (f) Automatic Vesting Upon Termination Without Cause. In the event that the employment of any Company Shareholder who is employed by the Surviving Corporation is terminated without "Cause" as such term may be defined in any employment agreement between the Company Shareholder and the Surviving Corporation, then, without any further action on the part of the Surviving Corporation or the terminated Company Shareholder, all Milestones that remain eligible to be satisfied shall automatically be deemed satisfied and all additional consideration related to such Milestones shall immediately be due and payable to the terminated Company Shareholder. However, the terminated Company Shareholder shall remain subject to all remaining obligations under the Lock-Up/Leakout Agreement.

               (g) Continued Employment Not a Condition to Earning Milestones. The parties acknowledge and agree that the additional consideration payable to the Company Shareholders upon achievement of the Milestones is additional consideration for the Merger and employment or continued employment by Parent or the Surviving Corporation is not a condition or requirement to any Company Shareholder earning any of the additional consideration due upon achievement of the Milestones.

          1.4. Conversion of Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company and/or the Merger
Subsidiary:

               (a) All of the shares of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for Company Common Stock referred to in Section 1.4(c) hereof) will be converted into an aggregate of 5,326,320 shares of common stock of the Parent (the "Parent Common Stock") and Two Hundred Fifty Thousand Dollars ($250,000) payable to the Company Shareholders as described in Paragraph 1.3(b) and the right to receive an aggregate of One Hundred Thousand Dollars ($100,000) payable to the Company Shareholders as described in Paragraph 1.3(c)(i) and an aggregate of 5,276,310 shares of Parent Common Stock issuable upon satisfaction of the applicable Milestones.

               (b) All stock options, warrants, convertible debt, other convertible securities or other rights to acquire shares of the Company (collectively the "Company's Convertible Securities") outstanding at the Effective Time, whether or not exercisable and whether or not vested, and all of which are listed on the "Company Disclosure Schedule" as defined in Section
2.1 hereof, shall be cancelled.

               (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or the Company will be canceled without payment of any consideration therefor and without any conversion thereof.
Furthermore, at the Effective Time, one (1) share of Company Common Stock shall be issued to Parent.

               (d) Except as expressly set forth herein, each share of any other equity interest of the Company (other than Company Common Stock) will be canceled without payment of any consideration therefor and without any conversion thereof.

               (e)  Each share of common stock of Merger Subsidiary
("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time will be canceled as of the Effective Time.

          1.5. Exchange of Company Common Stock.

               (a) Immediately prior to Closing, the holders of the Company's Series A Convertible Preferred Stock shall convert their shares of Series A Convertible Preferred Stock into shares of Company Common Stock in accordance with the terms of the Company's Articles of Incorporation. At the Closing, the Company will arrange for each holder of record (a "Company Shareholder") of Company Common Stock outstanding immediately prior to the Effective Time to deliver to the Parent appropriate evidence of such holder's Company Common Stock ("Company Certificates"), together with an appropriate assignment signed by such holders, in exchange for the number of whole shares of Parent Common Stock into which such interests have been converted as provided in Section 1.4(a), and the Company Certificate(s) so surrendered will be canceled.

               (b) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

               (c) As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock will cease to have any rights as a Company Shareholder, except such rights, if any, as they may have pursuant to the Pennsylvania Code. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole shares of Parent Common Stock into which Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.4(a).

               (d) No fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates. Any fractional share will be rounded up to the next whole share of Parent Common Stock.

          1.6. Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

          1.7. Bylaws of the Surviving Corporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.8. Directors and Officers of the Surviving Corporation. The directors and officers of the Company, as of the Effective Time, shall be designated as the directors and officers of the Surviving Corporation.

                           ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company and the Company Principal Shareholders, severally and not jointly, each hereby represent and warrant to Parent and Merger Subsidiary as follows:

          2.1. Disclosure Schedule. The disclosure schedule attached hereto as Exhibit 2.1 (the "Company Disclosure Schedule") is divided into sections that correspond to the sections of this Article II. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this
Article II.

          2.2. Corporate Organization, etc. The Company is a corporation duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business and includes complete and correct copies of the Company's articles of incorporation and bylaws. The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

          2.3. Capitalization. The authorized capital securities of the Company is set forth in the Company Disclosure Schedule. The number of shares of Company Common Stock and Company Series A Convertible Preferred Stock outstanding, as of the date of this Agreement and as set forth in the Company Disclosure Schedule, represent all of the issued and outstanding capital securities of the Company. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Except as set forth in the Company Disclosure Schedule, there are no shares of Company Common Stock or other equity securities of the Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument. The Company has no subsidiaries.

          2.4. Authorization. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

          2.5. Non-Contravention. Except as set forth in the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated herein or therein will:

               (a) violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws of the Company;

               (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Company's properties or assets is or may be bound that would have a Material Adverse Effect;

               (c) result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever ("Encumbrances") upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company's assets or properties are bound; or

               (d) violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "Law" and collectively as "Laws") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "Authority" and collectively as "Authorities") in a manner that will have a Material Adverse Effect.

          2.6. Consents and Approvals. Except as set forth in the Company Disclosure Schedule, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("Consent") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

          2.7. Financial Statements. The Company Disclosure Schedule contains a copy of each of the balance sheet and statement of income of the Company as of and for the year ended December 31, 2005 (the "Financial Statements") and each of the balance sheet as of December 31, 2006 (the "Latest Balance Sheet") and income statement for the year ended December 31, 2006 (together with the Latest Balance Sheet, the "Latest Financial Statements"). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Financial Statements and Latest Financial Statements:
(i) are based upon the books and records of the Company; and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the dates thereof, and the income or loss of the Company for the periods then ended, provided that, the Financial Statements and Latest Financial Statements were not prepared in accordance with generally accepted accounting principles ("GAAP") and significant adjusting journal entries and accruals may be necessary to convert the Financial Statements and Latest Financial Statements from a cash basis to be GAAP compliant.

          2.8. Absence of Undisclosed Liabilities. To the knowledge of the Company Principal Shareholders, the Company does not have any material liabilities, obligations or claims, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a "Liability" and collectively as "Liabilities"), other than:
(a) Liabilities that are fully reflected or reserved for in the Latest Balance Sheet; (b) Liabilities that are set forth on the Company Disclosure Schedule;
(c) Liabilities incurred by the Company in the ordinary course of business after the date of the Latest Balance Sheet and consistent with past practice;
(d) Liabilities in an amount not to exceed $10,000 individually or in the aggregate unless such amounts are disclosed on the Company Disclosure Schedule; or (e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of the Company Disclosure Schedule.

          2.9. Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since December 31, 2006, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

               (a) the Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

               (b) the Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Company.

          2.10. Assets. Except as set forth in the Company Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all of its assets and properties, whether or not reflected in the Latest Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (collectively, the "Assets"), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a "Lien"), other than
(i) liens securing specific Liabilities shown on the balance sheet with respect to which no breach, violation or default exists; (ii) mechanics,' carriers,' workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings ("Permitted Liens").

          2.11.     Receivables and Payables.

               (a)  Except as set forth on the Company Disclosure
Schedule, all accounts receivable of the Company represent sales in the ordinary course of business and, to the knowledge of the Company Principal Shareholders, are current and collectible net of any reserves shown on the Latest Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien.

               (b) Except as set forth on the Latest Balance Sheet or elsewhere in Exhibit 2.1, there are no liabilities and there will be no liabilities in an amount greater than $10,000 at the time of Closing.

          2.12. Intellectual Property Rights. The Company Disclosure Schedule contains a detailed listing of all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, "Intellectual Property Rights") used in the operation of its Business as currently conducted. Except as set forth on the Company Disclosure Schedule, to the knowledge of the Company Principal Shareholders, the use of all Intellectual Property Rights in the Business of the Company as presently conducted does not infringe or violate the Intellectual Property Rights of any person or entity. Except as described on the Company Disclosure Schedule, to the knowledge of the Company Principal
Shareholders: (a) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights; (c) the Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances; and (d) all application, maintenance and other necessary fees are fully paid with the United States Patent Office and any corresponding foreign agencies. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of non-performance) on the part of the Company or, to the knowledge of the Company Principal Shareholders, any other party thereto that would cause a Material Adverse Effect.
          2.13. Litigation. Except as set forth in the Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company Principal Shareholders, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, which could result in a loss of at least $10,000, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

          2.14.     Contracts and Commitments; No Default.

               (a)  Except as set forth in the Company Disclosure
Schedule, the Company is not a party to, nor are any of the Assets bound by, any written or oral:

                     (i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

                     (ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

                     (iii) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on less than 30 days' notice without penalty, (B) is not over one year in length of obligation of the Company, or (C) involves an obligation of more than $10,000 over its term;

                     (iv) contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

                     (v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

                     (vi) outstanding sales contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are reasonably expected to result in a loss in excess of $10,000.

               (b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (the "Company Contracts") have been provided to Parent for review. Except as set forth in the Company Disclosure Schedule, all of the Company Contracts items are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in any breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts that would result in a Material Adverse Effect, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, that would result in a loss in excess of $10,000, and, to the knowledge of the Company Principal Shareholders, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, that would result in a Material Adverse Effect and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

          2.15. Compliance with Law; Permits and Other Operating Rights. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company Principal Shareholders, the Assets, properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. To the knowledge of the Company Principal Shareholders, the Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate the Business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

          2.16. Brokers. Neither the Company nor, to the knowledge of the Company Principal Shareholders, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity as a result of the Company's actions. Any such fees payable shall be paid by the Company Shareholders from the Closing Date Payment or the cash paid to the Company Shareholders as outlined in Section 1.3(b), or otherwise, by the Company Shareholders.

          2.17. Books and Records. The books of account, minute books, stock record books, and other material records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

          2.18.     Tax Matters.

               (a)  Except as set forth on the Company Disclosure
Schedule: (i) the Company and (ii) each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Code, of which the Company is or has been a member ("Company Tax Affiliate"), for the years that it was a Company Tax
Affiliate:

                     (i) has timely paid or caused to be paid all Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

                     (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Authority in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of the Company and each Company Tax Affiliate were complete and correct in all material respects; and

                     (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (b) The Company has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of the Company through the date hereof for the periods ending after December 31, 2004.

               (c)  Except as set forth in the Company Disclosure
Schedule:

                     (i) since January 1, 2004, neither the Company nor any Company Tax Affiliate (for the years that it was a Company Tax Affiliate) has been notified by the Internal Revenue Service (the "IRS") or any other Authority that any issues have been raised (and no such issues are currently pending) by the IRS or any other Authority in connection with any Tax Return filed by or on behalf of the Company or any Company Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or any Company Tax Affiliate (for years that it was a Company Tax Affiliate); no Tax liens have been filed against the Company or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company or any Company Tax Affiliate (for the years that it was a Company Tax Affiliate);

                     (ii) full and adequate accrual has been made (A) on the Latest Balance Sheet, and the books and records of the Company for all income taxes currently due and all accrued Taxes not yet due and payable by the Company for all periods ending on or prior to the date of the Latest Balance Sheet, and (B) on the books and records of the Company for all Taxes payable by the Company for all periods beginning after the date of the Latest Balance Sheet;

                     (iii) The Company has not incurred any liability for Taxes from and after the date of the Latest Balance Sheet other than Taxes incurred in the ordinary course of business and consistent with past practices;

                     (iv) The Company has not (A) made an election (or had an election made on its behalf by another person) to be treated as a "consenting corporation" under Section 341(f) of the Code or (B) a "personal holding company" within the meaning of Section 542 of the Code;

                     (v) The Company has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

                     (vi) The Company has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which the Company has been bound have been terminated;

                     (vii) The Company has not incurred any liability to make any payments either alone or in conjunction with any other payments that:

                         (A)  shall be non-deductible under, or would
otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign Applicable Law related to Taxes); or

                         (B)  are or may be subject to the imposition of
an excise Tax under Section 4999 of the Code;

                     (viii) The Company has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Internal Revenue Code, and the IRS has not proposed any such adjustments or changes in the accounting methods of the Company;

                     (ix) no claim has been made within the last three years by any taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

                     (x) the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to the Company under the Federal consolidated return regulations with respect to Federal, state or local taxes; and

                     (xi) The Company is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation" and, therefore, the shares of Company Common Stock are not "U.S. real property interests," as such terms are defined in Section 897 of the Code.

          2.19.     Reorganization.

               (a) Fair Market Value. The fair market value of the Parent Common Stock and other consideration received by each Company Shareholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

               (b) Expenses. Other than reorganization expenses set forth in the Company Disclosure Schedule, the Company and the Company Shareholders will pay their own expenses, if any, incurred in connection with the transaction.

               (c) Assets Exceed Liabilities. The fair market value of the assets of the Company will equal or exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

               (d) Additional Shares. Following the Merger, the Company will not issue additional shares of its stock that would result in Parent losing control of the Company within the meaning of I.R.C. Section 368(c)(1).

               (e) No Plan or Intention. To the knowledge of the Company, there is no plan or intention by the Company Shareholders to sell, exchange, or otherwise dispose of a number of shares of stock received in the transaction to any person related to Parent that would reduce the shareholders' ownership of Parent to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of the Company Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Parent Stock will be treated as outstanding Company Common Stock on the date of the transaction. Moreover, shares of Company Common Stock and shares of Parent Common Stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

               (f) Intercorporate Debt. Except as set forth in the Company Disclosure Schedule, there is no intercorporate indebtedness existing between the Company and Parent that was issued, acquired, or will be settled at a discount.

               (g) Liabilities. The liabilities of Company and the liabilities to which the assets of Company are subject were incurred by Company in the ordinary course of its business.

               (h) Bankruptcy Proceedings. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of I.R.C. Section 368(a)(3)(A).

               (i) Assets Transferred. Following the transaction, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market of its gross assets and at least ninety percent (90%) of the fair market value of Merger Subsidiary's net assets and at least seventy percent (70%) of the fair market of Merger Subsidiary's gross assets immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Merger Subsidiary to dissenters, amounts paid by the Company or Merger Subsidiary to shareholders who receive cash or other property, amounts paid by the Company or Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company or Merger Subsidiary, respectively, immediately prior to the Merger.

               (j) Voting Stock. In the Merger, shares of Company Common Stock representing control of the Company, as defined in I.R.C. Section 368(c)(1), will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Common Stock on the date of the Merger.

               (k) Options. At the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would effect Parent's acquisition or retention of control of the Company, as defined in I.R.C. Section 368(c)(1) of the Code.

               (l) No Prior Stock Holdings. Parent does not own, nor has it owned during the past five (5) years any shares of stock of the Company.

               (m) Investment Company. The Company is not an investment company as defined in I.R.C. Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

          2.20. Business Generally; Accuracy of Information. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of the Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                         ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE PARENT
                   AND THE MERGER SUBSIDIARY

     Parent and the Merger Subsidiary represent and warrant to the Company and the Company Shareholders as follows:

          3.1. Disclosure Schedule. The disclosure schedule attached hereto as Exhibit 3.1 (the "Parent Disclosure Schedule") is divided into sections that correspond to the sections of this Article III. The Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this
Article III.

          3.2. Corporate Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; and Merger Subsidiary is a corporation duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary. The Parent Disclosure Schedule contains a list of all jurisdictions in which each of Parent and Merger Subsidiary is qualified or licensed to do business. Parent owns all of the outstanding capital stock of Merger Subsidiary.

          3.3. Authorization. Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

          3.4. Capitalization. The authorized capital securities of the Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule. The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in the Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. Other than as set forth on the Parent Disclosure Schedule, there are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

          3.5. Non-Contravention. Neither the execution, delivery and performance of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated herein or therein will:
               (a) violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

               (b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is or may be bound;

               (c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or the Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective assets or properties is or may be bound; or

               (d)  violate any Law of any Authority.

          3.6. Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

          3.7. Valid Issuance. The Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

          3.8. SEC Filings; Financial Statements.

               (a) Parent has delivered, or made available to the Company via the Securities and Exchange Commission's web site www.sec.gov, accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by Parent with the SEC (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed. Except as set forth in the Parent Disclosure Schedule, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
(ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact, event or circumstance that has occurred since the date of the last Parent SEC Document, or that now exists, that (i) would have been required to be disclosed in a Parent SEC Document, if it had occurred prior to the date thereof, or (ii) has had a material adverse effect individually or in the aggregate on the business, finances, operations or prospects of Parent.

               (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP and the PCAOB standards applied on a consistent basis throughout the periods covered except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC; and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

               (c) Except as set forth on the Parent Disclosure Schedule, Parent does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet included in the Parent SEC Documents or the notes thereto, or (ii) Liabilities which do not exceed $25,000 in the aggregate.

          3.9. No Assets. As of the Closing, Parent will not have any assets or operations except as identified in the most recent balance sheet and notes thereto included in the Parent SEC Documents or the Parent Disclosure Schedule. Except as set forth in the Parent Disclosure Schedule, Parent has good and marketable title to all of its Assets, free and clear of any and all Liens, other than Permitted Liens.

          3.10. Absence of Certain Changes. Except as set forth in the Parent SEC Documents, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent and the consolidated balance sheet of Parent dated as of December 31, 2006 and the consolidated income statement and statement of cash flows of Parent for the year ended December 31, 2006 will not, when filed with the SEC, include any information that has or could reasonably be expected to have a Material Adverse Effect on Parent.

          3.11. Litigation. Except as disclosed in the Parent SEC Documents, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Parent or the Merger Subsidiary, threatened or contemplated by or against or involving the Parent or Merger Subsidiary, their respective assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

          3.12. Contracts and Commitments; No Default. The Parent is not a party to, nor are any of its Assets bound by, any contract (a "Parent Contract") that is not disclosed in the Parent SEC Documents. Except as disclosed in the Parent SEC Documents, none of the Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

          3.13. No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent. Any such fees shall be paid by Parent.

          3.14. Intercompany And Affiliate Transactions; Insider Interests. Except as expressly identified in the Parent SEC Documents, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between the Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of the Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are currently in effect.

          3.15. Compliance with Law; Permits and Other Operating Rights. Except as set forth in the Parent Disclosure Schedule, the Assets, properties, business and operations of Parent and Merger Subsidiary are and have been in compliance in all respects with all Laws applicable to their respective assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. Parent possesses all material permits, licenses and other authorizations from all Authorities necessary to permit them to operate their respective business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Parent or Merger Subsidiary from being able to continue to use such permits and operating rights. Parent has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

          3.16.     Tax Matters.

               (a)  Except as set forth on the Parent Disclosure Schedule:
(i) Parent and (ii) each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Parent Code, of which Parent is or has been a member ("Parent Tax Affiliate"), for the years that it was a Parent Tax Affiliate of Parent:

                     (i) has timely paid or caused to be paid all Taxes required to be paid by it though the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

                     (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Authority in all jurisdictions in which such Tax Returns are required to be filed; and all tax returns filed on behalf of Parent and each Parent Tax Affiliate were completed and correct in all material respects; and

                     (iii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (b) Parent has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of Parent through the date hereof for the periods ending after December 31, 2004.

               (c)  Except as set forth in the Parent Disclosure Schedule:

                     (i) since January 1, 2004, neither Parent nor any
Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate) has been notified by the Internal Revenue Service or any other Authority that any issues have been raised (and no such issues are currently pending) by the IRS or any other Authority in connection with any Tax Return filed by or on behalf of Parent or any Parent Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to Parent or any Parent Tax Affiliate (for years that it was a Parent Tax Affiliate); no Tax liens have been filed against Parent or unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Parent or any Parent Tax Affiliate (for the years that it was a Parent Tax Affiliate);

                     (ii) full and adequate accrual has been made (i) on the most recent balance sheet included in the Parent SEC filings, and the books and records of Parent for all income Taxes currently due and all accrued Taxes not yet due and payable by Parent for all periods ending on or prior to the date of the most recent balance sheet included in the Parent SEC Documents, and (ii) on the books and records of Parent and for all Taxes payable by Parent for all periods beginning after the date of the most recent balance sheet included in the Parent SEC Documents;

                     (iii) Parent has not incurred any liability for Taxes from and after the date of the most recent balance sheet included in the Parent SEC Documents other than Taxes incurred in the ordinary course of business and consistent with past practices;

               (d) Parent has not (i) made an election (or had an election made on its behalf by another person) to be treated as a "consenting corporation" under Section 341(f) of the Code or (ii) a "personal holding company" within the meaning of Section 542 of the Code;

               (e) Parent has complied in all material respects with all Laws relating to the collection or withholding of Taxes (such as Taxes or withholding of Taxes from the wages of employees);

               (f) Parent has no liability in respect of any Tax sharing agreement with any Person and all Tax sharing agreements to which Parent has been bound have been terminated;

               (g) Parent has not incurred any liability to make any payments either alone or in conjunction with any other payments that:

                     (i) shall be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state local or foreign income Tax Law); or

                     (ii) are or may be subject to the imposition of an excise Tax under Section 4999 of the Code;

               (h) Parent has not agreed to (nor has any other Person agreed to on its behalf) and is not required to make any adjustments or changes on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of Parent;

               (i) no claim has been made within the last three years by any taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction;

               (j) the consummation of the Merger will not trigger the realization or recognition of intercompany gain or income to Parent under the Federal consolidated return regulations with respect to Federal, state or local Taxes;

               (k) none of Parent's stockholders are foreign Persons within the meaning of Treasury Regulation 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code, and the Company has been furnished with a true and accurate certificate of Parent so stating which complies in all respects with Treasury Regulation Section 1.1445-2(b)(2) of such rules and regulations; and

               (l) Parent is not currently, nor has it been at any time during the previous five years, a "U.S. real property holding corporation" and, therefore, the Parent Common Stock is not "U.S. real property interests," as such terms are defined in Section 897 of the Code.

          3.17.     Reorganization.

               (a) Reacquisition of Stock. Neither Parent nor any person related to Parent as defined under Treas. Reg. Section 1.368-1(e)(2) plans or intends to reacquire any of the Parent Stock issued in the Merger.

               (b) No Plan or Intention. Parent has no plan or intention to liquidate the Company; to merge the Company with and into another corporation; to sell or otherwise dispose of the stock of the Company; or to sell or otherwise dispose of any of the assets of the Company acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in I.R.C. Section 368(a)(2)(C); or to cause the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from merger subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company.

               (c) Historic Business. Following the transaction, Parent shall cause the Company to continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

               (d) Intercorporate Debt. Except as set forth in the Parent Disclosure schedule, there is no intercorporate indebtedness existing between the Company and Parent that was issued, acquired, or will be settled at a discount.

               (e) Investment Company. Parent is not an investment company as defined in I.R.C. Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

               (f) Control. Prior to the Merger, Parent will be in control of Merger Subsidiary within the meaning of I.R.C. Section 368(c)(1).

               (g) Fair Market Value. The fair market value of the Parent Common Stock and other consideration received by each Company Shareholder will be approximately equal to the fair market value of the Company Stock surrendered in the exchange.

               (h) Expenses. Parent and Merger Subsidiary will pay their own expenses, if any, incurred in connection with the transaction.
               (i) Assets Transferred. Following the transaction, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market of its gross assets and at least ninety percent (90%) of the fair market value of Merger Subsidiary's net assets and at least seventy percent (70%) of the fair market of Merger Subsidiary's gross assets immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Merger Subsidiary to dissenters, amounts paid by the Company or Merger Subsidiary to shareholders who receive cash or other property, amounts paid by the Company or Merger Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company or Merger Subsidiary, respectively, immediately prior to the Merger.

               (j) Voting Stock. In the Merger, shares of Company Common Stock representing control of the Company, as defined in I.R.C. Section 368(c)(1), will be exchanged solely for voting stock of Parent. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Common Stock on the date of the Merger.

               (k) No Prior Stock Holdings. Parent does not own, nor has it owned during the past five (5) years any shares of stock of the Company.

          3.18. Business Generally; Accuracy of Information. No representation or warranty made by Parent or Merger Subsidiary in this Agreement, the Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to the Company at the Closing by or on behalf of Parent or Merger Subsidiary in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

                           ARTICLE IV
           COVENANTS OF THE PARTIES PRIOR TO CLOSING

          4.1. Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other party, not to be unreasonably delayed or withheld, neither the Parent nor the Company will:

               (a)  amend its articles of incorporation or bylaws;

               (b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class (other than shares of Company Common Stock issuable upon conversion of shares of Company Series A Convertible Preferred Stock), or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

               (c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

               (d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

               (e) (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

               (f)  hire any additional personnel;

               (g) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of the Company and $25,000 in the case of Parent;

               (h) make or enter into any commitment for capital expenditures in excess of $10,000 in the case of the Company and $25,000 in the case of Parent;

               (i) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

               (j) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

               (k) acquire any of the business or assets of any other person or entity;

               (l) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

               (m) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

               (n) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon the Company, its assets, operations or financial position); or

               (o) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     Nothing herein shall prevent the Company from operating its business in the ordinary course and consistent with past practice.

          4.2. Access. Throughout the period between the date of this Agreement and the Effective Time, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party during normal business hours in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party. Upon the other party's request, each party will use reasonable efforts to cause its independent certified public accountants to provide reasonable access to their workpapers.

          4.3. Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term "Information" as used herein will not include any information relating to a party that can be shown: (i) to have been in the recipient's possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the recipient party; (iii) to have been available to the public at the time of its receipt by the recipient party; (iv) to have been received separately by the recipient party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the recipient party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

          4.4. Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

          4.5. Further Assurances; Cooperation; Notification.

               (a) Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

               (b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article IV.

          4.6. Supplements to Disclosure Schedule. Prior to the Closing, each party will supplement or amend its respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development.

          4.7. Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement, and discusses with the other parties in good faith the exact proposed wording of any such announcement and receives the prior consent of the other parties, which consent shall not unreasonably be withheld.

          4.8. Satisfaction of Conditions Precedent. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          4.9. Waiver of Dissenters Rights. The Company shall obtain from all holders of Company Common Stock a written consent to the Merger for purposes of effecting such holders' waiver of their rights to dissent from the Merger and to be paid the fair value of their Company Common Stock in accordance with applicable provisions of the Pennsylvania Code.

    ARTICLE V COVENANTS OF THE PARTIES SUBSEQUENT TO CLOSING

          5.1. Working Capital Commitment From Parent. During each of the four consecutive calendar quarters following the Closing Date, Parent will provide a minimum of $200,000 to the Surviving Corporation on the first day of each calendar quarter (two business days after the Closing Date with respect to the first calendar quarter after Closing) to support its operations, provided that such amount shall be reduced by $50,000 for the first calendar quarter after Closing in full payment and satisfaction of all amounts due under that certain Agreement for $50,000 Loan dated November 9, 2006 issued by the Company to Parent.

          5.2. Employment Agreements. Parent shall enter into employment agreements with each of the parties identified on Exhibit "C" attached hereto for a minimum of one year at a salary rate not to exceed the amounts set forth on Exhibit "C", and with such salaries to be paid from working capital provided to the Surviving Corporation by Parent as outlined in Section 5.1 above. Furthermore, if the Surviving Corporation achieves Milestone No. 1, Parent shall guarantee the employment of all persons who are employees of the Surviving Corporation two months after Closing for at least an additional year thereafter and, upon achievement of each Milestone, the term of the employment agreement for each Company Shareholder that is employed by the Surviving Corporation or Parent shall be extended for one additional year.

          5.3. Sales and Marketing Commitment. The Surviving Corporation agrees that it shall use at least 15% of the funds (a) provided by the Parent as outlined in Section 5.1 above; and (b) generated by the Surviving Corporation, after payment of all costs classified as server bandwidth expense, server expense or server leasing expense or other similar categories under the heading User Service Bandwidth under Cost of Goods Sold in the Surviving Corporation's income statement, using the same classifications that the Company used in the ordinary course of business prior to the Closing Date, to pay sales and marketing expenses of the Surviving Corporation.

          5.4. Operational Responsibility.  Following the Closing, the
Company Principal Shareholders and the Surviving Corporation's employees shall have operational responsibility for the Surviving Corporation, including financial statement reporting responsibility, the allocation of all normal operating expenses and the payment of the Surviving Corporation's corporate debts in accordance with good business practice. The foregoing notwithstanding, Parent must approve all expenses, whether capital expenses or operating expenses, incurred other than in the delivery of digital media syndication and distribution services for individuals and enterprises; providing consumer and producer data collection and analytics services; or any other products or services approved by Parent's board of directors, that exceed $35,000, provided that, in the event that the Surviving Corporation becomes cash flow positive without counting any intercompany loans or other cash provided by Parent as positive cash flow, then such limit shall be increased to $200,000 before any Parent approval is required. Parent shall permit all proceeds from the Surviving Corporation's operations to remain at the Surviving Corporation for use in growing and promoting its business. In the event that Parent causes the Surviving Corporation to send any of the proceeds of its operations to Parent or to use such proceeds for any purpose other than the growth and promotion of Surviving Corporation's business, then all Milestones that remain eligible to be satisfied shall automatically be deemed satisfied and all additional consideration related to such Milestones shall immediately be issued to the Company Shareholders. However, the Company Shareholders shall remain subject to all remaining obligations under the Lock-Up/Leak-Out Agreement. The parties acknowledge and agree that from time to time Parent and its affiliates will place advertisements and other sources of revenues on or through media, products or services operated by the Surviving Corporation. The parties acknowledge and agree that all revenues generated from such advertisements or other sources by the Surviving Corporation, Parent or any Affiliate of Parent through media, products or services operated by the Surviving Corporation shall be credited to the Surviving Corporation for purposes of calculating revenues and EBITDA to determine satisfaction of the Milestones and all cash collected as a result of these revenues shall belong to the Surviving Corporation.

          5.5. Budgets. Parent and the Company Shareholders agree to negotiate in good faith to agree jointly upon an operational budget for the Surviving Corporation for 2008. If Milestone No. 2 is achieved, then Parent and the Company Shareholders agree negotiate in good faith to agree jointly upon an operational budget for the Surviving Corporation for 2009. Parent shall fund each of these budgets in a timely manner and shall not take any action to prohibit or hinder the Surviving Corporation from satisfying these budgets. For purposes of this Section 5.5, in any year, either party shall be deemed to have used good faith if the budget that it proposes for the Surviving Corporation for that year includes revenue, expense and enterprise funding amounts and equivalent assumptions that were used in the Surviving Corporation's budget in the prior year for each line item or category. The Company and the Company Principal Shareholders shall establish an operational budget for the Surviving Corporation for 2007.

          5.6. Parent Board of Directors. At Closing, David W. Mansueto shall be appointed to the Board of Directors of the Parent, which Board shall have no more than four members following this appointment. Mr. Mansueto or another designee of the Company Shareholders shall be entitled to fill this seat on the Parent Board of Directors for a period no shorter than the term of the Lock-Up/Leak-Out Agreements. Furthermore, if the Surviving Corporation achieves Milestone No. 2 and the Surviving Corporation's revenues constitute at least 35% of the Parent's revenues on a consolidated basis for four continuous quarters, the Company Shareholders shall have the right to appoint a second person to the Parent's Board of Directors. Neither Parent nor any members of Parent's Board of Directors shall take any action to remove, vote out or fill a vacancy of either Mr. Mansueto or another designee of the Company Shareholders except as designated by the Company Shareholders. If a Company designee is removed from the Board of Directors of Parent for any reason, then the Company Shareholders shall immediately be permitted to select a new designee to the Board of Directors of Parent.

          5.7. Overhead Support. Parent shall provide the Surviving Corporation with the use of professional, marketing and programming personnel as requested by the Surviving Corporation, subject to availability of such personnel which shall be determined in Parent's sole discretion. Parent agrees that any such expenses in excess of $250,000 in any fiscal year shall be taken into account when calculating EBITDA to determine whether the above-referenced Milestones have been achieved, but will not, in any circumstances, be billed on a cash basis to the Surviving Corporation's profit and loss calculations or be repaid to Parent by the Surviving Corporation. The Surviving Corporation shall request all such personnel assistance from the Chief Executive Officer of Parent or such other designee appointed by the Chief Executive Officer. To the extent Parent agrees to permit the use of such personnel by the Surviving Corporation, Parent and the Surviving Corporation shall agree upon (i) the specific personnel to be used, (ii) the project for which they will be used, (iii) the duration of time, stated in an approximate range of hours, of the project and (iv) an hourly rate at which such personnel's time will be charged to the Surviving Corporation. The officers of the Surviving Corporation shall be permitted to supervise such personnel while they are working on projects for the Surviving Corporation.
On a regular basis, which shall be no less than every thirty (30) days, Parent shall provide a written report to the Surviving Corporation indicating the total expenses incurred on such projects. The Surviving Corporation shall be permitted to cease using such personnel and to deny the assistance of such personnel offered by Parent in performing services for the Surviving Corporation. Services provided in connection with Public Company Expenses shall not be subject to this Section 5.7 and the Surviving Corporation shall cooperate with Parent in completing these tasks at Parent's expense.

          5.8. Right of First Refusal. In the event that Parent enters into any agreement providing for the merger or acquisition of the Surviving Corporation, or the disposition of all or substantially all of the Surviving Corporation's assets, to a third party, then Parent shall give the Company Shareholders who remain shareholders of Parent as of such date written notice of any such agreement within one business day of its execution, which notice shall include the terms and conditions of the proposed transaction (the "Offer Notice"). The Company Shareholders shall each have the right to purchase up to their pro rata share of the Surviving Corporation's capital stock or assets on the terms and conditions set forth in the Offer Notice and shall exercise their right by written notice to Parent delivered within seven business days after receipt of the Offer Notice, provided that, in order to exercise this right, the Company Shareholders who remain shareholders of Parent as of such date must elect to purchase all of the capital stock or assets of the Surviving Corporation in accordance with the terms and conditions set forth in the Offer Notice. In the event that some of the Company Shareholders do not exercise this option, then Parent shall notify the Company Shareholders who have elected to exercise this option and such Company Shareholders shall have an additional seven business days to purchase the remaining interest in the Surviving Corporation on a pro rata basis. If the Company Shareholders elect to exercise this option, then the closing of such transaction shall occur within 90 days of the day of the Offer Notice.

          5.9. Financial Records. The Surviving Corporation shall maintain complete and accurate monthly financial statements and general corporate books and records necessary to prepare the financial statements and other reports necessary to determine satisfaction of the Milestones. The Surviving Corporation shall submit financial statements on a quarterly basis to the Parent within thirty days after the end of each calendar quarter.

          5.10. Compliance With Blue Sky Laws. Parent shall use its best efforts to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock pursuant to this Agreement.

          5.11. Benefits. Subject to the terms and conditions of any employment agreement, policy or benefit plan of Parent, as in effect from time to time, employees of the Surviving Corporation shall be entitled to receive 401(k), health, welfare, and vacation benefits similar to those maintained by Parent for its employees.

          5.12. Parent Stock Option Plan. Subject to the approval of Alpha Capital Aktiengesellschaft, Genesis Microcap, Inc. and Whalehaven Capital Fund, Ltd., within ninety (90) days after the Closing Date, Parent shall implement a stock option plan for the benefit of its employees. Parent shall allocate options to purchase no less than 475,000 shares of Parent Common Stock for award to employees of the Surviving Corporation. For each Milestone that is satisfied, Parent shall allocate options to purchase no less than 450,000 shares of Parent Common Stock for award to employees of the Surviving Corporation. Parent's Board of Directors shall have final authority to set and determine the terms of all option awards and to approve all option awards to employees of the Surviving Corporation. Any compensation expense determined in accordance with SFAS No. 123R to be directly related to the grant or exercise of stock options pursuant to this stock option plan shall be treated as an expense of the Surviving Corporation for financial accounting purposes and in the calculation of EBITDA.

          5.13. Events of Default. In the event that Parent breaches any of its covenants set forth in Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.10, Section 5.11 or
Section 5.12 and such breach is not cured within five (5) days of receipt of written notice from the Company Shareholders, then each of the Milestones that remains eligible to be satisfied shall automatically be deemed satisfied and all additional consideration related to such Milestones shall immediately be due and payable to the Company Shareholders and the Company Shareholders shall be released from all remaining obligations under the Lock-Up/Leakout Agreement.

                           ARTICLE VI
          CONDITIONS TO THE OBLIGATIONS OF THE PARENT
                     AND MERGER SUBSIDIARY

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

          6.1. Representations and Warranties True. The representations and warranties of the Company contained in this Agreement, including without limitation in the Company Disclosure Schedule initially delivered to Parent as
Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6), will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

          6.2. Performance. The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

          6.3. Required Approvals and Consents.

               (a) All action required by law and otherwise to be taken by the Company Shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

               (b) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

          6.4. Agreements and Documents. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

               (a) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;
               (b) a unanimous written consent executed by the Board of Directors of the Company and a unanimous written consent executed by the Company Shareholders approving this Agreement, the Transaction Documents to which the Company is a party and the transactions contemplated herein and therein;

               (c) an Investment Letter in the form of Exhibit 6.4(c) attached hereto and incorporated herein by reference signed by the Company Shareholders;

               (d) Employment Agreements in the form of Exhibit "C" attached hereto and incorporated herein by referenced executed by each of the Company Principal Shareholders and Chris MacDonald;

               (e)  an executed counterpart to the Lockup/Leakout
Agreement in substantially in the form attached as Exhibit "D" hereto executed by each of the Company Shareholders; and

               (f) an executed counterpart to the Registration Rights Agreement substantially in the form attached as Exhibit "E" hereto executed by Parent.

          6.5. Adverse Changes. No change will have occurred in the business, financial condition, prospects, assets or operations of the Company since December 31, 2006, except as set forth in the Company Disclosure Schedule, that has a Material Adverse Effect.

          6.6. No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

          6.7. Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

          6.8. Appropriate Documentation. The Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article VI as Parent may reasonably request.

                          ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF THE COMPANY

     Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

          7.1. Representations and Warranties True. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

          7.2. Performance. The Parent will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent at or prior to the Closing.

          7.3. Required Approvals and Consents.

               (a) All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

               (b) Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

          7.4. Agreements and Documents. The Company will have received the following agreements and documents, each of which will be in full force and effect:

               (a) a certificate executed on behalf of Parent by its Chief Executive Officer confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5, 7.6 and 7.7 have been duly satisfied;

               (b) resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Subsidiary, certified by the secretary of Parent, approving this Agreement, each of the Transaction Documents to which Parent and Merger Subsidiary are parties and the transactions contemplated herein and therein including, but not limited to, the Merger and the issuance of the Closing Date Payment;

               (c) Employment Agreements in the form of Exhibit "C" attached hereto and incorporated herein by reference signed by the Parent and the Company Principal Shareholders and Chris MacDonald;

               (d)  an executed counterpart to the Lockup/Leakout
Agreement in substantially the same form attached as Exhibit "D" hereto executed by Parent; and

               (e) an executed counterpart to the Registration Rights Agreement substantially in the form attached as Exhibit "E" hereto executed by Parent.

          7.5. Adverse Changes. No change will have occurred in the business, financial condition, prospects, assets or operations of Parent since September 30, 2006, except as set forth in the Parent Disclosure Schedule, that has a Material Adverse Effect.

          7.6. No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.
          7.7. Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

          7.8. Appropriate Documentation. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article VI as the Company may reasonably request.

          7.9. Closing Date Payment. The Closing Date Payment as outlined in Section 1.3(b) to be paid to the Company Shareholders and the legal fees to be paid to Saul Ewing LLP as outlined in Section 10.1 will have been paid.

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

          8.1. Survival. The representations, warranties, covenants and agreements of the Company and the Company Principal Shareholders, on the one hand, and Parent, on the other hand, contained in this Agreement will survive the Closing Date but only to the extent specified below:

               (a) All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing Date will survive the Closing Date in accordance with their terms.

               (b) All representations and warranties contained in this Agreement will survive the Closing Date for a period of eighteen (18) months following the Closing Date, at which point such representations and warranties and any claim for indemnification for breach thereof will terminate, except for pending claims as of such date of termination.

          8.2. Indemnification by Parent. Parent will indemnify, defend and hold harmless the Company Shareholders and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of such Persons (collectively, the "Seller Indemnitees") from and against, and will pay to the Seller Indemnitees the amount of, any and all out-of-pocket losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, but not limited to, reasonable attorney and investigation fees) and disbursements (collectively, "Losses") actually incurred by any of the Seller Indemnitees following the Closing Date based upon, arising out of or relating to (a) any breach of or inaccuracy in the representations and warranties of Parent contained in this Agreement; (b) any breach of the covenants or agreements of Parent contained in this Agreement; (c) Parent's ownership or operation of the Business after the Closing (other than as a result of facts or circumstances giving rise to a claim by Parent for indemnification described in Section 8.3); and (d) the failure of Parent to pay, perform or discharge when due the liabilities of the Company assumed in the Merger.

          8.3. Indemnification by the Company and Company Principal Shareholders. The Company and each of the Company Principal Shareholders severally, but not jointly, will indemnify, defend and hold harmless, Parent, its Affiliates and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of such Persons (collectively, the "Buyer Indemnitees") from and against, and will pay to the Buyer Indemnitees the amount of, any and all Losses actually incurred by any of the Buyer Indemnitees following the Closing Date based upon, arising out of or relating to (a) any breach of or inaccuracy in the representations and warranties of the Company and the Company Principal Shareholders contained in this Agreement; (b) any breach of the covenants or agreements of the Company contained in this Agreement; and (c) the Company's ownership or operation of the Business prior to the Closing.

          8.4. Exclusive Remedy. The parties agree that, with the exception of fraud or claims by a party for indemnification that are assumed by the other party pursuant to Section 8.2 or Section 8.3, the exclusive remedies of the parties against each other for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the remedies of the parties set forth in this Article VIII. The provisions of this Section 8.4 shall not, however, (i) prevent or limit a cause of action under Section 8.7 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof,
(ii) prevent or limit any party's right to assert any available legal defenses, claims or cross-claims or implead a party in any legal proceeding by any Person which has not been fully assumed by the other party pursuant to this Article VIII or (iii) prevent or limit any party from seeking contribution from any other party through an action or otherwise with respect to any order that holds any two or more of the parties hereto jointly and severally liable.

          8.5. Limitations on Indemnification Payments. Notwithstanding anything in this Agreement to the contrary, the right of an Indemnitee to indemnification is limited as follows:

               (a) The Buyer Indemnitees will be entitled to indemnification pursuant to Section 8.3(a) to the extent (but only to the extent) that the aggregate amount of all Losses suffered by the Buyer Indemnitees pursuant to Section 8.3(a) exceeds $25,000, and then only to the extent of the excess, up to a maximum amount equal to $500,000 provided that, each Company Principal Shareholder shall only be obligated to indemnify the Buyer Indemnitees for his pro rata portion of any Losses suffered by the Buyer Indemnitees exceeding $25,000 up to a maximum of $125,000. Any indemnification to Buyer Indemnitees shall be payable only by surrender of shares of Parent Common Stock by the Company Principal Shareholders at a value equal to the last sale price of the Parent Common Stock on the date on which the Buyer Indemnitees notify the Company Principal Shareholders of a claim for indemnification, provided that, in no event shall such shares be valued a price per share that is less than the last sale price of the Parent Common Stock on the Closing Date.

               (b) The Buyer Indemnitees' right to indemnification pursuant to Section 8.3 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Buyer Indemnitees with respect to such Loss. Parent shall use reasonable efforts to claim and recover any Losses suffered by the Buyer Indemnitees under any such insurance policies or other third party indemnities. The Buyer Indemnitees shall remit to the Company any such insurance or other third party proceeds which are paid to the Buyer Indemnitees with respect to Losses for which the Buyer Indemnitees have previously compensated pursuant to Section 8.3.

               (c) The Buyer Indemnitees' right to indemnification pursuant to Section 8.3 on account of any Losses will be reduced by the net amount of the Tax benefits actually realized by the Buyer Indemnitees by reason of such Loss. Parent shall use reasonable efforts to claim and realize all such Tax benefits.

               (d) No party will be entitled to indemnification pursuant to Section 8.2 or Section 8.3 for punitive, consequential (including lost profits and diminution in value), exemplary or special damages with respect to any claim for indemnity under this Article VIII which does not involve a Third Party Claim.

          8.6. Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (a)  Third Party Claim.

                     (i) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder (a "Third Party Claim"), the Buyer Indemnitee or the Seller Indemnitee, as applicable ("Indemnitee"), shall give written notice thereof (a "Claims Notice") to the Company and Company Principal Shareholders, if indemnification is sought against the Parent, or the Parent, if indemnification is sought against the Company and/or the Company Shareholders (each an "Indemnifying Party"). A Claims Notice must describe the Third Party Claim in reasonable detail, and indicate the amount of the Loss claimed by the third party. No delay in or failure to give notice of a Third Party Claim will adversely affect any of the other rights or remedies of an Indemnitee under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the applicable Indemnitee except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee, within sixty (60) days of receipt of a Claims Notice from the Indemnitee, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this Section 8.6(a)(i), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 8.6(a)(i), the Indemnitee may continue to defend such claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article VIII) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party's sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that
(i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or litigation. In any such Third Party Claim, the party responsible for the defense of such claim (the "Responsible Party") shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including all settlement negotiations and offers. Each Party shall use all reasonable efforts to make available to the Responsible Party and its representatives all books and records of such Party and the Business relating to such third party claim and shall cooperate with the Responsible Party in the defense of the third party claim.

                     (ii) Settlement. The Responsible Party shall promptly notify the other party of each settlement offer with respect to a Third Party Claim. Such other party shall promptly notify the Responsible Party whether or not such party is willing to accept the proposed settlement offer. If the Company and the Company Shareholders are willing to accept the proposed settlement offer but Parent refuses to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages, requires no other actions by any Indemnitee, does not impose any restriction on Parent with respect to the operation of the Business and provides a complete release of all Indemnitees that are a party to such third party claim with respect to the subject matter thereof, and (ii) the Company and the Company Shareholders agree in writing that the entire amount of such proposed settlement constitutes Losses that are indemnifiable (subject to the limitations set forth in this Article VIII), then the amount payable to the Indemnitees with respect to such third party claim will be limited to the amount of such settlement offer subject to the limitations contained in this
Article VIII. The Company and the Company Shareholders may nevertheless propose in writing a good faith, reasonable settlement offer (a "Company Proposed Settlement Offer") that requires only the payment of money damages, requires no other actions by any Indemnitee, does not impose any restriction on Parent with respect to the operation of the Business and provides a complete release of all Indemnitees who are parties to such third party claim with respect to the subject matter thereof; provided, however, that the Company and the Company Shareholders agree in writing that the entire amount of such proposed settlement constitutes Losses that are indemnifiable (subject to the limitations set forth in this Article VIII). If Parent refuses to agree to or make a Company Proposed Settlement Offer to the claimant in the third party claim, any amount payable to a Buyer Indemnitee with respect to such Third Party Claim will be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

               (b) Direct Claim. As soon as reasonably practicable after an Indemnitee has actual knowledge of any claim to which Indemnitee is entitled to indemnity under Section 8.2 or Section 8.3 that does not involve a Third Party Claim (a "Direct Claim"), the Indemnitee shall give written notice thereof (an "Indemnity Notice") to the Indemnifying Party. An Indemnity Notice must describe the Direct Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. No delay in or failure to give notice of a Direct Claim will adversely affect any of the other rights or remedies of an Indemnitee under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the applicable Indemnitee except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall respond to any Indemnity Notice within thirty (30) days (the "Indemnity Response Period") after the date that the Indemnity Notice is sent by the Indemnitee. Any response to the Indemnity Notice (an "Indemnity Response") must specify whether or not the Indemnifying Party disputes its obligations to indemnity the Indemnitee with respect to the Direct Claim asserted in the Indemnity Notice. If the Indemnifying Party fails to give an Indemnity Response within the Indemnity Response Period, it will be deemed not to dispute the asserted Direct Claim. If the Indemnifying Party elects not to dispute the asserted Direct Claim, whether by failing to give a timely Indemnity Response or otherwise, then the amount of Losses alleged in such Indemnity Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay, in cash (or tender of shares of the Parent Common Stock for cancellation if Parent is the Indemnitee), to the Indemnitee within fifteen (15) days after the last day of the applicable Indemnity Response Period the amount specified in the Indemnity Notice. If Indemnifying Party delivers to Indemnitee an Indemnity Response within the Indemnity Response Period indicating that it disputes one or more of the matters identified in the Indemnity Notice, the Indemnifying Party and Indemnitee shall promptly meet and use their reasonable efforts to settle the dispute. If the Indemnifying Party and the Indemnitee are unable to reach agreement within thirty (30) days after the conclusion of the Indemnity Response Period, then either the Indemnifying Party or the Indemnitee may resort to other legal remedies subject to the limitations set forth in this Article VIII.

          8.7. Specific Performance. Each party's obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

          8.8. Subrogation.  Upon making any indemnity payment pursuant to
Section 8.2 or Section 8.3, as applicable, the Indemnifying Party shall be subrogated to all rights of the indemnified party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

            ARTICLE IX  TERMINATION AND ABANDONMENT

          9.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company, Merger Subsidiary and Parent.

          9.2. Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 9.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

          9.3. Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent if all of the conditions set forth in
Article VII shall have been satisfied and any of the conditions provided for in Article VI have not been met or waived by Parent in writing, Parent has notified the Company that such condition has not been met and has allowed the Company at least ten (10) days to satisfy such condition and such condition is not capable of being satisfied prior to the Termination Date.

          9.4. Termination by the Company. This Agreement may be terminated prior to the Closing by the Company if all of the conditions set forth in Article VI shall have been satisfied and any of the conditions provided for in Article VII have not been met or waived by the Company in writing, the Company has notified Parent that such condition has not been met and has allowed Parent at least ten (10) days to satisfy such condition and such condition is not capable of being satisfied prior to the Termination Date.

          9.5. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Parent pursuant to this Article IX, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

               (b) No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof;

               (c) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made; and

               (d) In the event of a termination pursuant to Section 9.2, the party terminating the Agreement shall pay the other party a termination fee equal to Seventy Five Thousand Dollars ($75,000).

                           ARTICLE X
                    MISCELLANEOUS PROVISIONS

          10.1. Expenses. The Parent, Merger Subsidiary and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby, provided that, Parent shall pay all legal fees and expenses incurred by the Company in connection with this transaction and due and owing to Saul Ewing LLP on the Closing Date up to $75,000 and the Company shall pay all additional legal fees and expenses owing to Saul Ewing LLP. Such payment shall be made on the Closing Date and shall not be considered an expense for purposes of calculating EBITDA and such payment by Parent shall not be considered part of the cash which Parent has committed to provide to the Surviving Corporation pursuant to Section 5.1.

          10.2. Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

          10.3. Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

          10.4. No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement will entitle any person or entity (other than a party hereto or the Company Shareholders who are not parties hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

          10.5. Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or
(iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

     If to the Company:   Webmayhem Inc., dba Liberated Syndication
                          262 45th Street
                          Pittsburgh, Pennsylvania 15201
                          Attn.:  Dave Chekan

     With a copy to:      Saul Ewing, LLP
                          2600 Virginia Avenue, N.W.
                          Suite 1000   The Watergate
                          Washington, DC 20037-1922
                          Attn.:  Mark I. Gruhin, Esq.

or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

     If to any Company Shareholder following the Merger, to the address set forth in the representation letter executed and delivered by such shareholder pursuant to Section 5.4(b) hereto.

     If to the Parent:   Christopher J. Spencer, CEO
                         Wizzard Software Corporation
                         5001 Baum Blvd., Suite 770
                         Pittsburgh, Pennsylvania 15213

     With a copy to:     Branden T. Burningham, Esq.
                         455 East 500 South, Suite 205
                         Salt Lake City, Utah 84111

or to such other person or address as Parent will furnish to the other parties hereto in writing in accordance with this subsection.

          10.6. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

          10.7. Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

          10.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          10.9. Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

          10.10.    Entire Agreement.  This Agreement, the Disclosure
Schedule of each party and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "Agreement" or the "Agreement." There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

          10.11. Definitions. As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions will apply:

     "Affiliate" shall mean (a) an "affiliate" as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (b) a Person who directly or indirectly controls, is controlled by or is under common control with the Person specified and (c) any Person owning directly or indirectly at least five percent (5%) of the outstanding equity interests of any other Person.

     "EBITDA" shall be measured as though the Surviving Corporation is operating as a private company in the ordinary course of business as it was conducted prior to the Effective Time. Accordingly, EBITDA shall mean net income of the Surviving Corporation before taking into account deductions for interest, taxes, the depreciation of assets, the amortization of costs, expenses incurred in connection with this transaction, and Public Company Expenses, excluding in all cases financial results of assets, businesses or entities acquired after Closing by Parent or any Affiliate, with all components of EBITDA determined in accordance with GAAP.

     "GAAP" shall mean generally accepted accounting principles in the United States, in effect from time to time.

     "Material Adverse Effect" with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

     "Person" shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require.

     "Podcast Media File Download" shall mean an audio or video that is requested for download from the Libsyn media delivery network.

     "Public Company Expense" shall mean any of the following amounts to the extent charged to the Surviving Corporation after the Closing: (i) audit fees,
(ii) fees of counsel relating to public company requirements, (iii) fees of the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., or any national securities exchange or quotation service, whether or not located in the United States, (iv) charges for Parent's legal or accounting personnel or outside consultants relating to public company requirements including, but not limited to, any fees or expenses incurred to comply with the Sarbanes-Oxley Act of 2002 or related regulations, or (v) other corporate overhead charges (unless the Surviving Corporation and Parent agree in writing that any particular corporate overhead charges shall not be deemed a Public Company Expense and may be included in the calculation of EBITDA).

     "Tax or Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Internal Revenue Code or any Law) of another person, (B) being a member of an affiliated, combined or consolidated group or (C) a contractual arrangement or otherwise.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transaction Documents" shall mean the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements and the Lock-Up/Leak-Out Agreement.

     "Unique IP Address" shall mean each distinct internet address that requests a media file download from the Libsyn media delivery network.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               Parent

                              WIZZARD SOFTWARE CORPORATION,
                              a Colorado corporation


                              By/s/Christopher J. Spencer
                              -----------------------------------------------
                              Christopher J. Spencer, Chief Executive Officer


                               Merger Subsidiary

                              WIZZARD ACQUISITION CORP., a
                              Pennsylvania corporation


                              By/s/Christopher J. Spencer
                              -----------------------------------------------
                              Christopher J. Spencer, Chief Executive Officer

                               The Company

                              WEBMAYHEM INCORPORATED, a
                              Pennsylvania corporation dba Liberated
                              Syndication


                              By/s/David J. Chekan
                              -----------------------------------------------
                              David J. Chekan, its President

                              The Company Principal Shareholders


                              /s/David J. Chekan
                              -------------------------
                              David J. Chekan


                              /s/Matthew T. Hoopes
                              -------------------------
                              Matthew T. Hoopes


                              /s/David Mansueto
                              -------------------------
                              David Mansueto


                              /s/Martin Mulligan
                              -------------------------
                              Martin Mulligan

                          EXHIBIT "A"
                    FORM OF ESCROW AGREEMENT

                           EXHIBIT "B"
                       MERGER CONSIDERATION

                           EXHIBIT "C"
                  FORM OF EMPLOYMENT AGREEMENTS

                           EXHIBIT "D"
                FORM OF LOCK UP/LEAK OUT AGREEMENT

                           EXHIBIT "E"
              FORM OF REGISTRATION RIGHTS AGREEMENT

                           EXHIBIT 2.1
                   COMPANY DISCLOSURE SCHEDULE

                           EXHIBIT 3.1
                    PARENT DISCLOSURE SCHEDULE

                          EXHIBIT 6.4(C)
                    FORM OF INVESTMENT LETTER